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                                                                       Exhibit 5


[Letterhead of William P. Barr, Executive Vice President and General Counsel, of
                          Verizon Communications Inc.]



September 22, 2003

Verizon Communications Inc.
1095 Avenue of the Americas
New York, New York 10036

Verizon Global Funding Corp.
3900 Washington Avenue
Wilmington, Delaware 19802

Ladies and Gentlemen:

     I have examined the Registration Statement of Verizon Communications Inc. ("Verizon Communications") and Verizon Global Funding Corp. ("Verizon Global Funding") on Form S-3 under the Securities Act of 1933, as amended, and the accompanying Prospectus pertaining to the offer and sale from time to time of one or any combination of common stock, preferred stock and debt securities, each as described in the Registration Statement, in an amount resulting in an aggregate offering price for all securities not exceeding $10,000,000,000. Debt securities issued by Verizon Global Funding will be supported as to payment of principal and interest, if any, pursuant to the terms of a Support Agreement dated as of October 31, 2000 between Verizon Communications and Verizon Global Funding. In addition, convertible or exchangeable debt securities issued by Verizon Global Funding also will be supported by a contribution agreement obligating Verizon Communications to contribute to Verizon Global Funding stock, securities or other property into which the debt securities may be convertible or exchangeable. The Registration Statement also covers the support agreement and any contribution agreement.

     I, or attorneys under my supervision, have also examined each of the Verizon Communications' and Verizon Global Funding's Restated Certificate of Incorporation, as amended, and such corporate records and other documents as I have deemed necessary to enable me to express the opinions set forth below. I am familiar with the proceedings taken by you or proposed to be taken by you under my supervision as your counsel in connection with the issuance of the common stock, the

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preferred stock, the debt securities, the support agreement and the contribution agreement.

     It is my opinion that, when the Registration Statement becomes effective and subject to other applicable regulatory approvals:

     1. the common stock and the preferred stock, each of which has been duly authorized, upon the issuance and sale thereof in the manner contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable;

     2. the debt securities, upon the issuance and sale thereof in the manner contemplated in the Registration Statement and the indenture referenced in the Prospectus, will be legally and validly issued and will be binding obligations of the issuer thereof, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditors' rights generally; and

     3. the support agreement is, and any contribution agreement as described in the Registration Statement will be, legal and validly binding obligations of the Verizon Communications and Verizon Global Funding.

     I hereby consent to the reference to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ William P. Barr